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                                                                      EXHIBIT 21

                      SUBSIDIARIES OF AMERICAN MEDIA, INC.

SUBSIDIARY NAME                                                    STATE OF INCORPORATION
---------------                                                    ----------------------
(1)  American Media Operations, Inc..............................  Delaware
(2)  National Enquirer, Inc......................................  Florida
(3)  Weekly World News, Inc......................................  Florida
(4)  Distribution Services, Inc..................................  Delaware
(5)  SOM Publishing, Inc.........................................  Florida
(6)  NDSI, Inc...................................................  Delaware
(7)  Star Editorial, Inc.........................................  Delaware
(8)  Country Weekly, Inc.........................................  Delaware

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